CHURCHILL DOWNS INCORPORATED
2003 STOCK OPTION PLAN

        1.    Purpose.  The purpose of the Churchill Downs Incorporated 2003 Stock Option Plan is to promote Company's interests by affording an incentive to key employees to remain in the employ of Company and its Subsidiaries and to use their best efforts on its behalf; and further to aid Company and its Subsidiaries in attracting, maintaining, and developing capable personnel of a caliber required to ensure the continued success of Company and its Subsidiaries by means of an offer to such persons of an opportunity to acquire or increase their proprietary interest in Company through the granting of incentive stock options and nonstatutory stock options to purchase Company's stock pursuant to the terms of the Plan and related stock appreciation rights.

        2.    Definitions.

                A.    "Board"  means Company's Board of Directors.

                B.    "Cause"  means (1) the willful and continued failure of the Optionee to perform substantially the duties of his or her employment, after written demand for substantial performance improvement is delivered to the Optionee by the Company that specifically identifies the manner in which the Company believes the Optionee has not substantially performed the duties of his or her employment, or (2) the willful engaging by the Optionee in illegal conduct or gross misconduct that is injurious to the business or reputation of the Company. The Board's determination that an Optionee's employment has been terminated for Cause shall be conclusive and binding.

                C.    "Change in Control"  means the first to occur of the following events:

                           (1)  the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then outstanding voting securities of the Company (the "Outstanding Company Common Stock") or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities");

                           (2)  individuals who, as of the date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                           (3)  consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a "Corporate Transaction), in each case, unless, immediately following such Corporate Transaction, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the then Outstanding Company Common Stock resulting from such Corporate Transaction or the Outstanding Company Voting Securities resulting from such Corporate Transaction, except to the extent that such ownership existed prior to the Corporate Transaction and (iii) at least a majority of the members of the Board of Directors of the Company resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial plan or of the action of the Board, providing for such Corporate Transaction; or

                           (4)  approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

                           (5)  Notwithstanding the foregoing, actions taken in compliance with the Stockholder's Agreement dated as of September 8, 2000, among the Company, Duchossois Industries, Inc. and subsequent signatories thereto, as amended from time to time, shall not be deemed a Change in Control.

                D.    "Code"  means the Internal Revenue Code of 1986, as amended.

                E.    "Committee"  means a committee of the Board consisting of not fewer than two (2) directors who (1) are not officers or employees of Company or a parent or subsidiary company, (2) receive no compensation from Company in any capacity other than as a director (except for amounts for which disclosure is not required under federal securities law), and (3) meet any "independence" requirements promulgated by the Nasdaq Stock Market and any stock exchange on which the Common Stock is listed or traded. The Committee shall be appointed by, and serve at the pleasure of, the Board to administer the Plan in accordance with Section 4.

                F.    "Common Stock"  means Company's common stock, no par value, or the common stock or securities of a Successor that have been substituted therefor pursuant to Section 11.

                G.    "Company"  means Churchill Downs Incorporated, a Kentucky corporation, with its principal place of business at 700 Central Avenue, Louisville, Kentucky 40208.

                H.    "Disability"  means, as defined by and to be construed in accordance with Code Section 22(e)(3), any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and that renders Optionee unable to engage in any substantial gainful activity. An Optionee shall not be considered to have a Disability unless Optionee furnishes proof of the existence thereof in such form and manner, and at such time, as the Committee may require.

                I.    "ISO"  means an option to purchase Common Stock that at the time the option is granted qualifies as an incentive stock option within the meaning of Code Section 422.

                J.    "NSO"  means a nonstatutory stock option to purchase Common Stock that at the time the option is granted does not qualify as an ISO.

                K.    "Option Price"  means the price to be paid for Common Stock upon the exercise of an option, in accordance with Section 6.E.

                L.    "Optionee"  means a key employee to whom an option has been granted under the Plan.

                M.    "Optionee's Representative"  means the personal representative of Optionee's estate, and after final settlement of Optionee's estate, the successor or successors entitled thereto by law.

                N.    "Plan"  means the Churchill Downs Incorporated 2003 Stock Option Plan as set forth herein, and as amended from time to time.

                O.    "SAR"  means a stock appreciation right described in Section 7.

                P.    "Subsidiary"  means any corporation that at the time an option is granted under the Plan qualifies as a subsidiary of Company as defined by Code Section 424(f).

                Q.    "Successor"  means the entity surviving a merger or consolidation with Company, or the entity that acquires all or a substantial portion of Company's assets or outstanding capital stock (whether by merger, purchase or otherwise).

                R.    "Ten Percent Shareholder"  means an employee who, at the time an option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of Company or Subsidiary employing Optionee or of its parent (within the meaning of Code Section 424(e)) or Subsidiary corporation.

        3.    Shares Subject to Plan.

                A.    Authorized Unissued Shares.  Subject to the provisions of Section 11, shares to be delivered upon exercise of options granted under the Plan shall be made available, at the discretion of the Board, from the authorized unissued shares of Common Stock.

                B.    Aggregate Number of Shares.  Subject to adjustments and substitutions made pursuant to Section 11, the aggregate number of shares that may be issued upon exercise of all options that may be granted under the Plan shall not exceed four hundred fifty-one thousand four hundred seventy-one (451,471) of Company's authorized shares of Common Stock.

                C.    Re-Use of Shares.  If an option is canceled, forfeited, expires or terminates for any reason without having been exercised in full, the shares of Common Stock subject to, but not delivered under, such option shall again become available for any lawful corporate purpose, including for transfer pursuant to other options granted to the same key employee or other key employees without decreasing the aggregate number of shares of Common Stock that may be granted under the Plan. If Common Stock is applied to pay the Option Price upon exercise of an option, or to pay taxes upon such exercise, the Common Stock so applied shall be added to the shares available for the granting of options, subject to the limit in Section 3.B on the aggregate number of available shares.

        4.    Plan Administration.  The Committee shall have full power and authority, in its sole discretion subject to the provisions of the Plan, to construe, interpret, and administer the Plan and may from time to time adopt such rules and regulations for carrying out the Plan as it deems proper and in Company's best interests. Subject to the terms, and conditions of the Plan, the Committee shall have exclusive power and authority: [1] to determine the key employees to whom awards shall be granted; [2] to determine the times at which awards shall be granted; [3] to determine the form, amount, and manner of exercise of awards; [4] to grant any combination of ISOs, NSOs and SARs; [5] to determine the limitations, restrictions and conditions applicable to awards; [6] to fix such other provisions of the option agreement as it may deem necessary or desirable consistent with the terms of the Plan; and [7] to determine all other questions relating to the administration of the Plan. In making such determinations, the Committee may take into account the nature of the services performed by such employees, their present and potential contributions to the success of Company or a Subsidiary and such other factors as the Committee in its discretion shall deem relevant. The interpretation of any provision of the Plan by the Committee shall be final, conclusive, and binding upon all persons, and the officers of Company shall cause Company to perform its obligations under the Plan in accordance with the determinations of the Committee in administering the Plan. The Committee's construction, interpretation and administration of the Plan, including the terms and conditions of options and its determinations with respect to options, need not be uniform and may be made selectively among Optionees and employees (whether or not such persons are similarly situated). The

Committee may determine at any time that an option may not be exercised as to less than 100 shares, or the remaining shares covered by the option if less than 100.

        5.    Eligibility.  Key employees of Company and its Subsidiaries shall be eligible to receive options under the Plan. Key employees to whom options may be granted under the Plan will be those selected by the Committee from time to time who, in the sole discretion of the Committee, have contributed in the past or who may be expected to contribute materially in the future to the successful performance of Company and its Subsidiaries.

        6.    Terms and Conditions of Options.  Each option granted under the Plan shall be evidenced by an option agreement signed by Optionee and by a member of the Committee on behalf of Company. An option agreement shall constitute a binding contract between Company and Optionee, and every Optionee, upon acceptance of such option agreement, shall be bound by the terms and restrictions of the Plan and of the option agreement. Such option agreement shall be subject to the following express terms and conditions and to such other terms and conditions that are not inconsistent with the Plan as the Committee may deem appropriate.

                A.    $100,000 ISO Limitation.  The aggregate fair market value (determined as of the date an option is granted) of the Common Stock for which ISOs will first become exercisable by an Optionee in any calendar year under all ISO plans of Optionee's employer corporation and its parent (within the meaning of Code Section 424(e)) or subsidiary (within the meaning of Code Section 424(f)) corporation shall not exceed $100,000. Options in excess of this limitation shall constitute NSOs.

                B.    Option Period.  Each option agreement shall specify the period during which the option is exercisable after it becomes vested, which period may extend beyond the applicable expiration date under Section 6.F. An option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate. The Committee may, after the date of grant, extend the exercise period, which period may extend beyond the applicable expiration date under Section 6.F; provided, however, that the period may not be extended without Optionee's consent if the extension would disqualify the option as an ISO. In no case shall such period, including extensions, exceed ten (10) years from the date of grant, provided, however, that in the case of an ISO granted to a Ten Percent Stockholder, such period, including extensions, shall not exceed five (5) years from the date of grant. No option shall be exercisable until the date that is six (6) months from the date on which the option is granted.

                C.    Option Vesting.  Each option agreement may specify that an option may not be exercised until the Optionee is vested in the option. An Optionee will become vested in an option after he or she has been continuously employed by the Company or a Subsidiary for a vesting period of not less than six (6) months. Subject to 6.D, the vesting period shall be designated in the option agreement and shall begin on the date on which the option is granted. The option agreement may provide for vesting in installments. Unless the vesting requirement is waived or modified as provided in Section 6.D, any unvested option shall be forfeited on the earlier of date of the Optionee's death or the date of the Optionee's termination of employment due to Disability or any other reason.

                D.    Acceleration of Option Vesting.  The Committee may, in its discretion, provide that the exercise dates of outstanding options shall accelerate and such options become exercisable on or after the date of a Change in Control or termination of Optionee's employment due to death, Disability or termination other than Cause and, in addition, on such terms and conditions deemed appropriate by the Committee and set forth in the Option Agreement. Also, the Committee may waive or modify any vesting requirement at any time for any reason after the date on which the option is granted. Notwithstanding any other provision of this Plan, no option shall be exercisable until the date that is six (6) months from the date on which the option is granted.

                E.    Option Price.  The Option Price per share of Common Stock shall be determined by the Committee at the time an option is granted. The Option Price for ISOs shall not be less than fair market value, or in the case of an ISO granted to a Ten Percent Shareholder one hundred ten percent (110%) of the fair market value, at date of grant. The fair market value of Common Stock shall be the closing high bid quotation for the Common Stock in the over-the-counter market, as reported by the National Association of Securities Dealers Automated Quotation System, on the business day immediately preceding the date of grant. The Option Price shall be subject to adjustments in accordance with the provisions of Section 11. Subject to the approval of the Company's shareholders holding not less than a majority of the votes represented and entitled to vote at a duly held meeting of the Company's shareholders, the Committee may substitute new options for previously granted options, but with an exercise price per share based on fair market value on the new option grant date.

                F.     Option Expiration.  Subject to Section 6.B, an option shall expire and cease to be exercisable at the earliest of the following times:

                                  [1]  ten (10) years after the date of grant; or

                                  [2]  in the case of an ISO granted to a Ten Percent Shareholder, one (1) year after the date of grant; or

                                  [3]  in the case of both an ISO and NSO, one (1) year after termination of employment with Company or a Subsidiary because of Optionee's retirement in accordance with the terms (as determined by the Committee) of the Company's tax-qualified retirement plans, attainment of such other retirement age as the Committee may designate from time to time, or with the consent of the Committee; or

                                  [4]  eighteen (18) months after termination of employment with Company or a Subsidiary because of Optionee's death or Disability; or

                                  [5]  the earlier of: [i] three (3) months after the date of Optionee's termination of employment with Company or a Subsidiary for any reason other than retirement as determined under Section 6.F(3), death or Disability; or [ii] three (3) months after the date on which written notice of such employment termination is delivered by Company to Optionee;

                                  [6]  the date of notification to the Optionee that his or her employment is being terminated for Cause, unless the Committee determines otherwise (If an Optionee's employment with the Company is suspended pending an investigation of whether the Optionee shall be terminated for Cause, all of the Optionee's rights under all options shall likewise be suspended during the period of the investigation); or

                                  [7]  any earlier time set by the grant as provided in the option agreement.

                G.    Exercise By Optionee's Estate.  Upon Optionee's death, options may be exercised, to the extent exercisable by Optionee on the date of Optionee's death, by Optionee's Representative at any time before expiration of said options.

                H.    Leaves of Absence.  The Committee may, in its discretion, treat all or any portion of a period during which an Optionee is on military or an approved leave of absence as a period of employment with Company or Subsidiary for purposes of accrual of rights under the Plan. Notwithstanding the foregoing, in the case of an ISO, if the leave exceeds ninety (90) days and reemployment is not guaranteed by contract or statute, Optionee's employment shall be deemed to have terminated on the 91st day of the leave.

                I.    Payment of Option Price.  Each option shall provide that the Option Price shall be paid to Company at the time of exercise either in cash or in such other consideration as the Committee deems appropriate, including, but not limited to, Common Stock already owned by Optionee having a total fair market value, as determined by the Committee, equal to the Option Price, or a combination of cash and

Common Stock having a total fair market value, as determined by the Committee, equal to the Option Price.

                J.    Manner of Exercise.  To exercise all or part of an option, Optionee shall deliver to Company, or to a broker-dealer in the Common Stock with the original copy to Company, the following: [1] seven (7) days' prior written notice specifying the number of shares as to which the option is being exercised and, if determined by counsel for Company to be necessary, representing that such shares are being acquired for investment purposes only and not for purpose of resale or distribution; and [2] payment by Optionee, or the broker-dealer, for such shares in cash, or if the Committee in its discretion agrees to so accept, by delivery to Company of other Common Stock owned by Optionee for at least six (6) months, or in some combination of cash and such Common Stock acceptable to the Committee. At the expiration of the seven (7) day notice period, and provided that all conditions precedent contained in the Plan are satisfied, Company shall, without transfer or issuance tax or other incidental expenses to Optionee, deliver to Optionee, at the offices of Company, a certificate or certificates for the Common Stock. If Optionee fails to accept delivery of the Common Stock, Optionee's right to exercise the applicable portion of the option shall terminate. If payment of the Option Price is made in Common Stock, the value of the Common Stock used for payment of the Option Price shall be the fair market value of the Common Stock, determined in accordance with Section 6.E, on the business day preceding the day written notice of exercise is delivered to Company.

                K.    Cancellation of SARs.  The exercise of an option shall cancel a proportionate number, if any, of SARs included in such option.

                L.    Exercises Causing Loss of Compensation Deduction.  No part of an option may be exercised to the extent the exercise would cause Optionee to have compensation from Company and its affiliated companies for any year in excess of $1 million and that is nondeductible by Company and its affiliated companies pursuant to Code Section 162(m) and the regulations issued thereunder. Any option not exercisable because of this limitation shall continue to be exercisable in any subsequent year in which the exercise would not cause the loss of Company's or its affiliated companies' compensation tax deduction, provided such exercise occurs before the option expires, and otherwise complies with the terms and conditions of the Plan and option agreement.

                M.    ISOs.  Each option agreement that provides for the grant of an ISO shall contain provisions deemed necessary or desirable by the Committee to qualify such option as an ISO.

        7.    Stock Appreciation Rights.

                A.    Form of Award.  The Committee may include an SAR in any ISO or NSO granted under the Plan, either at the time of grant or thereafter while the option is outstanding; provided that no SAR may be awarded with respect to an outstanding ISO without the Optionee's consent to the extent the award would disqualify the option as an ISO. SARs shall be subject to such terms and conditions not inconsistent with the other provisions of the Plan as the Committee shall determine.

                B.    Exercise of SAR/Cancellation of Option.  An SAR shall entitle the Optionee to surrender to Company for cancellation the unexercised option, or portion thereof, to which it is related, and to receive from Company in exchange therefor, at the discretion of the Committee, either: [1] a cash payment equal to the excess of the fair market value of the Common Stock subject to the option or portion thereof so surrendered over the aggregate Option Price for the shares; or [2] delivery to Optionee of Common Stock with a fair market value equal to such excess, or [3] a combination of cash and Common Stock with a combined value equal to such excess. The value of the Common Stock shall be determined by the Committee in accordance with Section 6.E on the day immediately preceding the day written notice of exercise of the SAR is delivered to Company. The exercise procedures provided by Section 6.J shall apply to the exercise of an SAR to the extent applicable.

                C.    Limitations.  An SAR shall be exercisable only to the extent the option to which is relates is exercisable and shall be exercisable only for such period as the Committee may provide in the option agreement (which period may expire before, but not later than, the expiration date of the option). Notwithstanding the preceding sentence, an SAR is exercisable only when the fair market value of a share of Common Stock exceeds the Option Price for the share.

        8.    Investment Representation.  Each option agreement may provide that, upon demand by the Committee for such a representation, Optionee or Optionee's Representative shall deliver to the Committee at the time of exercise a written representation that the shares to be acquired upon exercise of an option or SAR are to be acquired for investment and not for resale or distribution. Upon such demand, delivery of such representation before delivery of Common Stock shall be a condition precedent to the right of Optionee or Optionee's Representative to purchase Common Stock.

        9.    Tax Withholding.  Company shall have the right to: [1] withhold from any payment due to Optionee or Optionee's Representative; or [2] require Optionee or Optionee's Representative to remit to Company; or [3] retain Common Stock otherwise deliverable to Optionee or Optionee's Representative, in an amount sufficient to satisfy applicable tax withholding requirements resulting from the grant or exercise an option or SAR or disqualifying disposition of Common Stock acquired pursuant to the Plan.

        10.    Compliance With Other Laws and Regulations.  The Plan, the grant and exercise of options and SARs and the obligation of Company to sell and deliver shares under such options and SARs, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. Company shall not be required to issue or deliver certificates for shares of Common Stock before [1] the listing of such shares on any stock exchange or over-the-counter market, such as NASDAQ, on which the Common Stock may then be listed or traded, and [2] the completion of any registration or qualification of any governmental body which Company, in its sole discretion, determines to be necessary or advisable.

        11.    Capital Adjustments and Mergers and Consolidations.

                A.    Capital Adjustments.  In the event of a stock dividend, stock split, reorganization, merger, consolidation, or a combination or exchange of shares, the number of shares of Common Stock subject to the Plan and the number of shares under an option or SAR shall be automatically adjusted to take into account such capital adjustment. The price of any share under an option or SAR shall be adjusted so that there will be no change in the aggregate purchase price payable upon exercise of such option or SAR.

                B.    Mergers and Consolidations.  In the event Company merges or consolidates with another entity, or all or a substantial portion of Company's assets or outstanding capital stock are acquired (whether by merger, purchase or otherwise) by a Successor, the kind of shares of Common Stock that shall be subject to the Plan and to each outstanding option and SAR shall automatically be converted into and replaced by shares of common stock, or such other class of securities having rights and preferences no less favorable than Company's Common Stock, of the Successor, and the number of shares subject to the option and SAR and the purchase price per share upon exercise of the option or SAR shall be correspondingly adjusted, so that each Optionee shall have the right to purchase [1] that number of shares of common stock of the Successor that have a value equal, as of the date of the merger, conversion or acquisition, to the value, as of the date of the merger, conversion or acquisition, of the shares of Common Stock of Company theretofore subject to Optionee's option and SAR, [2] for a purchase price per share that, when multiplied by the number of shares of common stock of the Successor subject to the option and SAR, shall equal the aggregate exercise price at which Optionee could have acquired all of the shares of Common Stock of Company theretofore optioned to Optionee. Conversion of an ISO shall be done in a manner to comply with Code Sections 422 and 424 and the regulations thereunder so the conversion does not disqualify the option as an ISO.

                C.    No Effect on Company's Rights.  The granting of an option or SAR pursuant to the Plan shall not affect in any way the right and power of Company to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

        12.    Transferability.  Options and SAR granted under the Plan may not be transferred by Optionee other than by will or the laws of descent and distribution and during the lifetime of Optionee, may be exercised only by the Optionee. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an option or SAR, or levy or attachment or similar process not specifically permitted herein, shall be null and void and without effect.

        13.    No Rights as Shareholder.  No Optionee or Optionee's Representative shall have any rights as a shareholder with respect to Common Stock subject to an option or SAR before the date of transfer to the Optionee of a certificate for such shares.

        14.    No Rights to Continued Employment.  Neither the Plan nor any award under the Plan shall confer upon any Optionee any right with respect to continuance of employment by Company or Subsidiary nor interfere with the right of Company or Subsidiary to terminate the Optionee's employment.

        15.    Amendment, Suspension, or Termination.  The Board may amend, suspend or terminate the Plan at any time and in any respect that it deems to be in Company's best interests, except that, without approval by shareholders of Company holding not less than a majority of the votes represented and entitled to be voted at a duly held meeting of Company's shareholders, no amendment shall be made that would: [1] increase the aggregate number of shares of Common Stock which may be delivered under the Plan, except as provided in Section 11; or [2] change the employees or class of employees eligible to receive ISOs; or [3] require shareholder approval under federal or state securities laws.

        16.    Effective Date, Term and Approval.  The effective date of the Plan is March 13, 2003 (the date of Board adoption of the Plan), subject to approval by stockholders of Company holding not less than a majority of the shares present and voting at its 2003 annual meeting on June 19, 2003. The Plan shall terminate ten (10) years after the effective date of the Plan and no options may be granted under the Plan after such time, but options granted prior thereto may be exercised in accordance with their terms.

        17.    Severability.  The invalidity or unenforceability of any provision of the Plan or any option or SAR granted pursuant to the Plan shall not affect the validity and enforceability of the remaining provisions of the Plan and the options and SARs granted hereunder. The invalid or unenforceable provision shall be stricken to the extent necessary to preserve the validity and enforceability of the Plan and the options SARs granted hereunder.

        18.    Governing Law.  The Plan shall be governed by the laws of the Commonwealth of Kentucky.